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                                                                   EXHIBIT 23.01


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ULTRADATA Corporation

We consent to the incorporation by reference in the registration statement (No. 333-01492) on Form S-8 of ULTRADATA Corporation of our report dated March 11, 1997, except as to Note 5, which is as of May 6, 1997, related to the balance sheets of ULTRADATA Corporation as of December 31, 1996 and 1995, and related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996, annual report on Form 10-K of ULTRADATA Corporation.

                                        KMPG PEAT MARWICK LLP

San Jose, California
May 6, 1997